Exhibit 4.2

9F INC. Class A Ordinary Shares Number Incorporated under the laws of the Cayman Islands Share capital is US$50,000 divided into (i) 4,600,000,000 Class A Ordinary Shares of a par value of US$0.00001 each (ii) 200,000,000 Class 8 Ordinary Shares of a par value of US$0.00001 each and (iii) 200,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors may determine in accordance with Article 9 of the Articles. is the registered holder of THIS IS TO CERTIFY THAT Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof. 2019 by: day of EXECUTED on behalf of the said Company on the DIRECTOR OGOES 740 All Rights Reserved LITHO. IN U.S.A.